SCICLONE PHARMACEUTICALS ANNOUNCES APPOINTMENT OF NEW CEO

SAN MATEO, CA - April 24, 2006 - SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced the appointment of Dr. Friedhelm Blobel as President, Chief Executive Officer and a Director of the Company effective as of June 2, 2006. Ira Lawrence, M.D. will continue as President and CEO until June 2, 2006, and after that date, will serve as a consultant to the Company. Dr. Lawrence also will continue to serve as a Director of the Company and will serve as a member of the Business Development Committee and the newly formed Science Review Committee of the Board of Directors. Dr. Lawrence’s resignation was for personal reasons.

“Dr. Lawrence has led SciClone very effectively through a challenging time and positioned it well to capitalize on significant opportunities,” said Dean S. Woodman, Chairman of the Board of Directors. “We deeply regret Ira’s departure from the CEO position, and are delighted that he will stay with us on the Company’s Board. We are very pleased that Dr. Blobel will be joining SciClone,” he added. “His extensive pharmaceutical company management experience in Europe, Asia and the United States provides the global perspective so important to the refinement and execution of the SciClone business strategy.”

"Friedhelm is a seasoned and knowledgeable leader who has an excellent background to lead SciClone forward,” stated Dr. Lawrence. “I look forward to continuing to assist the Company as a board member and consultant, and regret that my personal situation does not allow me to continue as President and CEO. I believe the Company will be in good hands as we evaluate our opportunities and position the Company for future success.”

Dr. Blobel noted, "I am pleased by the vote of confidence that the Board of Directors has given me and I look forward to the challenge of building upon the Company's strengths and positioning the Company for future success.”

Dr. Blobel served most recently as President, CEO and a Director of Gryphon Therapeutics, Inc., a South San Francisco based biopharmaceutical company. Prior to joining Gryphon in July 2000 Dr. Blobel spent more than 20 years as an executive with the Hoechst Group and the Boehringer Mannheim Group including many responsibilities in the areas of diabetes and in vitro diagnostics. His roles at these companies included Group President of several product divisions, Chief Technology Officer, General Manager in Tokyo, Japan of a marketing and sales joint venture between Boehringer and Yamanouchi Pharmaceuticals (now Astellas), Senior VP of R&D Diabetes and Patient Care in Mannheim, Germany as well as in Indianapolis, USA.

Dr. Blobel earned his doctorate degree (“Dr.rer.nat.”; a Ph.D. equivalent) with a dissertation in Biochemistry and Microbiology from the University of Hohenheim, Germany and holds an advanced degree in Chemistry from the University of Stuttgart, Germany.

Corporate Contact:
Becky Horner
Investor Relations
SciClone Pharmaceuticals, Inc.
650-358-3437